Exhibit 99.2

SOHU.COM

SECOND QUARTER 2005 EARNINGS REPORT

CONFERENCE CALL

Conference Call Transcript

Caroline Straathof, Senior IR Director

Thank you for joining Sohu.com to discuss our Second Quarter 2005 Results. Online today are

Charles Zhang, Chairman of the Board and CEO

Carol Yu, Chief Financial Officer, and

Jianjun Wang, Vice President of Search

Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue, online game and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman of the board and CEO,

Charles?

Charles Zhang, Chairman and CEO:

Thank you all for being on our conference call today.

We are pleased to report a solid performance in top and bottom line growth for the second quarter. It is our second quarter of sequential growth after a tough year for our wireless business in 2004, which hurt our overall business performance last year. Now, our recovery is well under way.

The key highlights for our second quarter are:

-Revenues of $25.9 million dollar, growing 9% sequentially, came in at the high end of company guidance.

-Our core business of advertising revenues, which include brand advertising and sponsored search, also came in at the high end of guidance, due to the seasonal uptake of brand advertising in the second quarter and a strong uptake for our promising sponsored search business as our search traffic grows rapidly.

-In our consumer business we enjoy a continuing recovery in our wireless business, despite stricter regulations on new customer acquisition, with sequential growth in wireless revenues for the second quarter in a row.

Now, let me discuss the progress of our business lines.

First, advertising revenues.

Our advertising revenues of $17.0 million dollar met the high end of company guidance. Brand advertising comprised $13.9 million dollar and Sponsored Search $3.1 million dollar, both increasing by 14% over Q1.

In our brand advertising we continued in the second quarter to see strong contributions from advertisers in the dotcom sector, financial services, fast moving consumer goods, as well as real estate advertising. Advertising from automobile manufacturers was stronger than we had seen in recent quarters because of the April autoshow.

In sponsored search, I am happy to report that both the traffic growth and monetization of our search is progressing very well. Our search engine SoGou version 2.0, which we launched during the first quarter, is showing rapid traffic growth. According to Alexa.com, SoGou’s traffic rank on the top 500 global sites on July 27th was in 35th , up from 228th place three months ago. SoGou’s current reach of 21,000 per 1 million users is up 365% compared to its values three months ago.

As we have explained before, our key objective for this year is to grow our search traffic, so that we build up a solid basis from which to monetize our search engine. Even though traffic growth currently has priority over our monetization efforts, I am pleased to see that client spending is growing well, increasing 14% quarter-on-quarter, which was in line with our earlier expectation.

Our long-term goal is to make SoGou the #1 search engine for Chinese language search in terms of technology, product and usage. A key component of our drive to grow traffic is our effort to build the largest Chinese language indexed database. Currently our indexed pages in the search engine stand at a little over 1 billion pages, which we believe is the largest Chinese search database in the world.

Naturally we have also engaged SOHU’s flagship marketing strength to promote the SoGou brand. I just came back from a mountaineering expedition in Tibet, where I reached the summit of the the 6,200-meter high QiZi peak together with Miss World and 20 Chinese celebrities. The event was widely reported by all media throughout China, which helped to build up SoGou into a household brand name in China. We will continue to make extensive marketing efforts in Q3 and the rest of the year to promote our new upgrades and applications of SoGou, seach dog.

We expect our long-term prospects in online search to be further strengthened with the acquisition of Go2Map, the leading online mapping service provider in China. We closed the acquisition of Go2Map on May 31 and have begun the integration process. We believe the acquisition will enhance our overall competitive strength as a portal and search engine.

Turning now to the outlook for advertising for the remainder of the year:

Year-to-Date we are now at precisely 30% growth over the first half of 2004 for our advertising revenue, consisting of both brand advertising and search revenue. We expect our sponsored search to continue to perform very well and achieve a year-on-year growth rate of more than 30%.

Our sales offices in Beijing, Shanghai and our real estate website Focus are showing healthy growth in brand advertising. However, our South China sales office and the games website 17173 have started to experience some changes in the market place in the last two months. But overall, we need to revise our earlier guidance for annual growth in advertising revenues. We now expect advertising revenues growth for the full year 2005 to be between 20-25% instead of our previous guidance of 30%.

Let me explain what has changed for our South China and 17173 operations in the last two months:

•	First of all, in South China SOHU derives a substantial portion of its revenues from Chinese companies in the mobile handset and other electronics industries. However, a number of our clients in these industries are now experiencing operational problems or financial difficulties because of overheated competition and price wars. As a result, we are seeing a reduction in our clients’ advertising spending from these sectors. These industries have become seriously damaged and we expect it will take time to recover.

•	Secondly, in the online games sector we are faced with a new situation in the last two months as a result of the overwhelming success of the World of Warcraft, or WOW game. In our original guidance we had included advertising revenues from other games to be launched this year. While we noticed initially that other game operators considered a delay of their new games to later in the year, we now believe that they may delay the launch of their new games until next year. As a result, we are expecting significantly less marketing spending on online games for 17173 in the second half of this year.

However, we expect overall online advertising to grow to a new level in the next few years with a further ramp-up of the total online population, now at just over 100 million, that will be online via high speed broadband access, which currently 50% of all Chinese online use. This will allow the Internet to compete more effectively with television for multimedia advertising contracts so that our existing advertisers spend more with us and we attract new advertisers to our portal network. We strongly believe the online advertising market in China continues to have long-term and structural growth potential.

We also believe brand advertising continues to be a key growth driver in our business model. We believe SOHU’s presence as a leading online media platform is difficult for competitors to challenge and protects our position as a default destination for clients seeking online branding exposure to the Internet mass market. We are also quite unique in that we offer advertising clients both general branding to the mass online population and effective targeting on our popular channels such as news, real estate, online games and automobile channels. We see the increasing competition from verticals and other portals, but a comprehensive player like SOHU is still rare in this space. All in all, we believe SOHU is in a strong position to continue to capture the growth opportunity in online advertising over the long term.

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Turning to our other business lines, our non-advertising revenue of $8.9 million dollar came in at the high end of company guidance. Let me now briefly go over each of our non-advertising business lines: wireless business, online games, and e-commerce.

We see a continuing cautious recovery in our wireless business, with 7% sequential growth to $6.4 million dollar. SMS, WAP, IVR and Ringback tones all recorded growth, with WAP showing 2% sequential growth, a little above our expectation. We had guided flat for WAP as a result of the double-confirmation requirement that came into effect at the beginning of the second quarter. Even so, we believe that the fully integrated SOHU-Goodfeel WAP team is taking full advantage of Chinese consumers’ increasing acceptance of WAP services.

We had an inline quarter for online games, with our two multi-player games Blade online and Knight online performing as expected. Blade is still growing and that growth offset the decline in Knight, which is now a mature game. We are pleased to see that Blade showed growth despite the launch of the popular WOW game in the market. We are committed to online games for the long term and we are encouraged by this incremental progress.

Finally, a few words on e-commerce. Our e-commerce operation has undergone a change in operational model in the course of the second quarter, which affected our revenue this quarter.

Instead of making direct sales to customers, on May 1, we started a new business model mainly for health care products, cosmetics and gifts, whereby suppliers list their products on our website and receive orders directly from customers through the website. SOHU engages third party delivery companies to deliver products to and collect payment from customers.

SOHU now acts as both a retailer and an agent, therefore we record this revenue on a net basis instead of a gross basis. We expect there will be an improvement in profitability as a result. We believe there is an attractive long-term opportunity for e-commerce in China.

Before we move on to the financial presentation, I would like to say that looking at the progress we made in the second quarter, we believe SOHU follows the right strategy of investing in China’s Internet opportunity through our in-house research and product development program and by making calculated, strategic acquisitions. We are pleased to see these investments are beginning to pay off even though the overall market is still in a relatively early stage of monetization. We believe we are well positioned to enjoy long-term sustainable growth in China’s Internet opportunity.

Now I would like to give the floor to our CFO, Carol Yu, for a financial review.

Caro Yu, CFO:

Thank you Charles. I would like to take this opportunity to discuss some key financials to enhance your understanding of our business operations.

I. Revenues

We are pleased to report revenues of $25.9 million for the second quarter came in at the high end of our guidance.

1. Advertising

With advertising revenues of $17.0 million we experienced a healthy 14% sequential and 27% year-on-year improvement. Year-to-Date we are right on track of our original target to reach 30% growth in 2005 over 2004 for the entire advertising business. However, as Charles has explained, we are seeing some softness in the online advertising sector. As a result we are revising downwards our advertising growth projection to between 20 and 25% for the full year 2005.

2. Wireless:

We are very pleased to note that our wireless business is back on a growth track.

Let me give you a breakdown of the second quarter wireless revenue:

Our SMS services grew 5% quarter-on quarter to $3.5 million.

Our WAP services grew 2% to $2.1 million

Our IVR business grew 27% to $600,000.

Our MMS and RingBackTone services contribute only very small amounts.

Going forward we believe, barring any unforeseeable circumstances, we will continue to see a cautious recovery in our wireless business.

3. Other revenue:

Let me give you a brief explanation on the revenues from Go2Map, the online mapping company we have just acquired. As a result of the closing of the acquisition on May 31, we have consolidated the June Go2Map operations into our financial statements. Since the existing revenue of Go2Map is mainly comprised of software sales and rental of its map search engine, such revenue is classified as “other” revenue in the financial statements. For the one month ended June 30, 2005, the revenue of Go2Map was $201,000 with a net loss of $35,000, after deducting $48,000 as amortization of the intangibles that are recognized as a result of the acquisition.

II. Turning to our gross margins:

Overall gross margin of 67% in Q2 2005 was slightly down from 68% in the previous quarter and slightly up from 66% in Q2 2004. Advertising gross margin of 75% in Q2 was slightly down from 76% in Q1. We are pleased to note that gross advertising profit increased to $12.7 million from $11.3 million in Q1.

Non-advertising gross margin was 53% compared to 55% in Q1 2005 and 58% in Q2 last year. This is mostly due to Unicom’s increasing its percentage share of SMS revenue and charging additional service fees for its marketing services. On the other hand, the e-commerce gross margin has improved because we added a new business model with SOHU acting as an agent instead of a primary obligator, and thus have started to record this revenue on a net basis instead of gross basis.

III. Operating expenses

For the second quarter of 2005, SOHU’s operating expenses totaled $10.7 million, largely unchanged quarter-on-quarter but increased by 27% year-on-year. The year-on-year increase in operating expenses is mostly due to investment in long-term growth opportunities, the rise in sales and marketing spending, and the consolidation of operating expenses from two companies we acquired in May 2004 being Goodfeel and May 2005 being Go2Map.

IV. Operating Profit Margin

Operating profit margin of 26% was up from 23% in Q1 2005 as our operations have improved quarter-on-quarter, but down from 35% in the same period last year. We are still in the build-up phase of a very promising but competitive market, therefore we need to continue to invest in the future growth of the company.

V. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

Our DSO for Q2 is 81 days compared to 79 days in Q1 (74 days in Q4). Advertising DSO for Q2 is 89 days, down from 93 days in Q1 (92 days in Q4). Our June 30 net accounts receivable balance was $ 21.5 million compared to $19.1 million in Q1, ($19.9 million in Q4), including $13.4 million related to our advertising business and $7.4 million for our wireless business.

Our bad debt provision for advertising as of June 30, 2005 amounted to $1.6 million, a reduction from the $1.7 million provision as of March 31, 2005. While we consider this level of bad debt provision to be relatively low as compared to our level of advertising sales, we pay particular attention to continue to be prudent in our credit extension policy. Given the financial difficulties of some of our clients in South China we have tightened our credit policy and we actually saw improvement over bad debt provision in Q2 compared to Q1.

As in the past, we had regular collections from our mobile operators. We have never had a bad debt from a mobile operator. To illustrate this, I am pleased to inform you that yesterday we received $3.2 million from China Mobile as settlement of its receivables due to Goodfeel as of June 30, 2005.

VI. And finally, the Business Outlook

You will find detailed guidance for the third quarter in our earnings release. Here I would like to discuss the effect of the RMB revaluation in more detail.

1)	Going forward, as most of our revenue is denominated in RMB, our revenue will be improved. Accordingly, we have included that such positive impact in our guidance.

2)	On the balance sheet side, our accounting policy is to translate all assets and liabilities of our China subsidiaries into US dollars using the current exchange rate. For illustrative purpose, had the appreciation of RMB of 2% happened on June 30 2005, the appreciation would bring in a gain of approximately $2 million. However this so-called gain is recorded as an equity item on the balance sheet and has no impact on our profit and loss account. Accordingly, no such gain has been included in our guidance.

Let me emphasize that while we see some new challenges in our brand advertising outlook that causes us to lower our outlook for advertising revenues in the second half of the year, our sponsored search business continues to be a bright spot for SOHU. At the same time we expect to see a continuing recovery in our wireless business. We are confident in the long-term future of SOHU.

That concludes my presentation. Thank you for your attention and now I would like to open the floor for questions. Operator?